Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned agree that this Amendment, and any amendments hereto, relating to the ordinary shares, par value $0.001 per share, of Color Star Technology Co., Ltd. shall be filed on behalf of the undersigned.

Date: August 21, 2020

Hou Sing International Business Limited

By:	/s/ Aung Tun
Name:	Aung Tun
Title:	Director

Aung Tun

By:	/s/ Aung Tun